Exhibit 10.1

Execution Copy

CIE PROCEEDS AND RESERVATION OF RIGHTS AGREEMENT

THIS CIE PROCEEDS AND RESERVATION OF RIGHTS AGREEMENT, dated as of September 9, 2016 (this “Agreement”), is made by and among (i) Caesars Interactive Entertainment, Inc. (“CIE”), (ii) Caesars Acquisition Company, on behalf of itself and each of its direct and indirect Subsidiaries (collectively, “CAC”), (iii) Caesars Entertainment Corporation, on behalf of itself and each of its direct and indirect Subsidiaries, other than the Company (collectively, “CEC”), and (iv) Caesars Entertainment Operating Company, on behalf of itself and each of the debtors in the Chapter 11 Cases (collectively, the “Company” and together with CIE, CAC and CEC, the “Parties”).

WHEREAS, on January 15, 2015, the Company commenced voluntary cases under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of Illinois (the “Bankruptcy Court”), which cases are currently pending before the Honorable Judge A. Benjamin Goldgar and jointly administered for procedural purposes only under Case No. 15-01145, and any proceedings relating thereto (collectively, the “Chapter 11 Cases”);

WHEREAS, on March 12, 2015, the Bankruptcy Court issued an order (Docket No. 675, the “Examiner Order”) directing the U.S. Trustee to appoint an examiner (the “Examiner”) to investigate certain transactions, conveyances and other activities, including without limitation (i) the Challenged Transactions (as defined therein); (ii) the Insider Transactions (as defined therein); (iii) any other transactions involving the Debtors to the extent those transactions suggest potential claims belonging to the estates, including without limitation causes of action against any current officers or directors of the Debtors, any former officers or directors of the Debtors, any affiliates of the Debtors, or any advisors of the Debtors; and (iv) any apparent self-dealing or conflicts of interest involving the Debtors, their affiliates, or their advisors;

WHEREAS, on March 15, 2016, the Examiner issued his report (Docket No. 3401), and on May 16, 2016, the Examiner issued a substantially unredacted version of his report (Docket No. 3720, collectively, the “Examiner Report”), in which he analyzed claims and potential claims belonging to the Debtors and their estates arising from or related to the transactions, conveyances and other acts and omissions that were the subject of his investigation;

WHEREAS, the Governance Committee of the CEOC Board of Directors (the “Governance Committee”) and its advisors conducted an investigation that analyzed and identified claims belonging to the Debtors and concluded that many claims were likely to succeed and had significant value to the Debtors’ estate;

WHEREAS, CEC and CAC dispute the conclusions reached by the Governance Committee’s investigation and the Examiner Report;

WHEREAS, the Company and CAC are party to the Amended and Restated Restructuring Support Agreement dated as of July 9, 2016 (as amended, supplemented, or otherwise modified from time to time, the “CEOC-CAC RSA”);

WHEREAS, the Company and CEC are party to the Amended and Restated Restructuring Support Agreement dated as of July 9, 2016 (as amended, supplemented, or otherwise modified from time to time, the “CEOC-CEC RSA”);

WHEREAS, the Company has sought the entry of an order of the Bankruptcy Court approving the restructuring of the Debtors pursuant to a Chapter 11 plan of reorganization consistent with the terms of the RSAs (the “Plan”);

WHEREAS, Caesars Interactive Entertainment Inc. (“Seller”) is party to the Stock Purchase Agreement, dated as of July 30, 2016, by and among Alpha Frontier Limited, Seller and, solely for the purposes set forth therein, Caesars Growth Partners, LLC and CIE Growth, LLC (as amended, supplemented, or otherwise modified from time to time, the “Purchase Agreement”); and

WHEREAS, CEC is the parent of an affiliated group (as that term is defined in Section 1504 of the Code and the Treasury Regulations thereunder) (the “CEC Consolidated Group”), which will utilize certain net operating losses (“NOLs”) and other tax attributes generated by CEOC and its subsidiaries (together with the NOLs, the “Tax Attributes”) upon, and as a result of, the closing of the Purchase Agreement.

All capitalized terms not defined herein shall have the meanings ascribed to them in the Purchase Agreement or Annex A attached hereto.

NOW, THEREFORE, the Parties hereto hereby agree as follows.

1. Escrow of CIE Proceeds. Prior to the Closing, the Parties shall enter into an escrow agreement, and the release of the escrow funds covered thereby will be governed by the terms of Annex A attached hereto, which is hereby incorporated by reference and made a part of this Agreement. In connection with the Closing, the CIE Proceeds will be deposited into the CIE Escrow Account in accordance with, and to the extent required under, Annex A.

2. Reservation of Rights. Nothing in this Agreement restricts in any way any rights the Parties may have to the CIE Proceeds.

3. Tax Attributes. Neither this Agreement nor the consummation of the transactions contemplated by the Purchase Agreement restricts in any way any rights the Parties may have with respect to the Tax Attributes or the CEC Consolidated Group’s use thereof. If a court of competent jurisdiction enters a final non-appealable order that (a) CEC’s use of the Tax Attributes violated the automatic stay in the Company’s chapter 11 case, (b) the Company would have been entitled to enjoin the Closing until such time as the Company’s deconsolidation from the CEC Consolidated Group (a “Tax Deconsolidation”) would prevent the use of the Tax Attributes upon and as a result of the Closing, or (c) the Company otherwise is or would have been entitled to compensation for the use of the Tax Attributes by CEC, then, in any case of (a), (b) or (c), CEC shall pay to, or at the direction of, the Company the amount, if any, as determined by a final non-appealable court order, equal to the value of the Tax Attributes to the Company (the “Payment”). So long as the Payment is due and owing, all amounts held in the CIE Escrow Account to be distributed to CEC or its Subsidiaries (other than CGP and its Subsidiaries) on account of indirect interests in CIE in accordance with the organizational documents of CIE and CGP shall instead be distributed directly to the Company, as it directs in writing, until such time as (x) an amount equal to the Payment (less any amounts paid by CEC to the Company with respect thereto) has been so distributed or (y) the Plan is confirmed. CEC agrees that it shall not raise any objections or defenses in any such court proceedings (y) to the court’s ability to make such determination(s) and enter such order(s), including, without limitation on grounds of ripeness, justiciability, jurisdiction, lack of case or controversy, or any time-based defense including statutes of limitation or statutes of repose, or (z) on account of the

2

Company not attempting to enjoin the Closing prior to the Closing. The Company shall give CEC at least 30 days prior written notice before it takes any action to effectuate a Tax Deconsolidation and agrees that CEC shall not be obligated to make any Payment prior to a Tax Deconsolidation.

4. Purchase Agreement. CIE will not amend or waive any provision of the Purchase Agreement in a manner that would, or would reasonably be expected to, reduce the CIE Proceeds, without the prior written consent of the Company.

5. Miscellaneous.

(a) Notices. All notices, requests, documents delivered, and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by facsimile transmission, mailed (first class postage prepaid) or by electronic mail (“e-mail”) to the Parties at the following addresses, facsimile numbers, or e-mail addresses:

If to the Company:

Caesars Entertainment Operating Company, Inc.
One Caesars Palace Drive
Las Vegas, NV 89109

Attn:	General Counsel

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
601 Lexington Ave
New York, NY 10022

Attn:	Paul M. Basta, P.C.
Nicole L. Greenblatt, P.C.

Facsimile:	(212) 446 4900

E-mail Address:	paul.basta@kirkland.com
ngreenblatt@kirkland.com

-and-

Kirkland & Ellis LLP
300 North LaSalle
Chicago, IL 60654

Attn:	David R. Seligman, P.C.
Joseph M. Graham

Facsimile:	(312) 862-2200

E-mail Address:	dseligman@kirkland.com
joe.graham@kirkland.com

3

If to CAC:

Caesars Acquisition Company
One Caesars Palace Drive
Las Vegas, NV 89109

Attn:	General Counsel

With a copy to (which shall not constitute notice):

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022-4834

Attn:	Christopher Harris
Mark Broude
Raymond Y. Lin
Daniel D. Adams

Telephone:	(212) 373-3000
Facsimile	(212) 373-2053

E-mail Address:	christopher.harris@lw.com
mark.broude@lw.com
raymond.lin@lw.com
daniel.adams@lw.com

If to CEC:

Caesars Entertainment Corp.
One Caesars Palace Drive
Las Vegas, NV 89109

Attn:	General Counsel

E-mail Address:	tdonovan@caesars.com

With a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019

Attn:	Jeffrey D. Saferstein
Samuel E. Lovett

Telephone:	(212) 373-3000
Facsimile:	(212) 373-2053

E-mail Address:	jsaferstein@paulweiss.com
slovett@paulweiss.com

-and-

Milbank, Tweed, Hadley & McCloy LLP
601 South Figueroa Street, 30th Floor
Los Angeles, CA 90017

Attn:	Paul S. Aronzon
Thomas R. Kreller

Telephone:	(213) 892-4000
Facsimile:	(213) 629-5063

Email Address:	paronzon@milbank.com
tkreller@milbank.com

4

-and-

Reed Smith LLP
599 Lexington Avenue, 22nd Floor
New York, New York

Attn:	Howard L. Shecter
Kenneth M. Siegel

Telephone:	(212) 521-5471
Facsimile:	(212) 521-5450

Email Address:	hshecter@reedsmith.com
ksiegel@reedsmith.com

if to CIE:

Caesars Interactive Entertainment, Inc.
One Caesars Palace Drive
Las Vegas, Nevada 89109

Facsimile:	(702) 892-2616
Attention:	General Counsel

with a copy to (which shall not constitute notice):

Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, CA 92626

Facsimile:	(714) 755-8290
Attention:	Charles Ruck
Raymond Y. Lin
Michael Treska

Email Address:	Charles.Ruck@lw.com
Raymond.Lin@lw.com
Michael.Treska@lw.com

(b) Governing Law and Dispute Resolution. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. The United States District Court for the Northern District of Illinois shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement; provided, however, that nothing in this Agreement shall be deemed a consent or submission by CAC to the jurisdiction of the Bankruptcy Court for any purpose, including with respect to any disputes under or relating to this Agreement, and the Company and CAC reserve all rights in this regard.

(c) Counterparts. This Agreement may be executed on two or more separate counterparts (including by means of telecopied or electronically transmitted (including in .pdf or .tif formats) signature pages), each of which will be an original and all of which taken together will constitute one and the same agreement.

5

(d) Successors and Assigns. Except as otherwise expressly provided in this Agreement, neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any party (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(e) Amendment and Waiver. This Agreement may only be amended, modified, altered or revoked with the prior written consent of the Parties.

(f) Headings. Section headings used herein are for convenience of reference only and will not be deemed to constitute a part of this Agreement for any other purpose, or to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced as if such headings had not been included herein.

(g) No Strict Construction. The parties hereto hereby expressly acknowledge and agree that the language of this Agreement constitutes the mutual intention and understanding of the parties, and that each party hereto has been represented by competent counsel in connection herewith. Accordingly, each party hereto hereby waives any doctrine of strict construction with respect to the interpretation hereof or the resolution of any ambiguities herein, and none of the foregoing will be resolved against any party as a result of any such doctrine.

(h) Complete Agreement. This Agreement and the documents referred to herein contain the entire understanding of the parties hereto with respect to the transactions contemplated hereby and any prior agreements or understandings, whether oral or written, are entirely superseded hereby.

(i) Delivery by Facsimile or Electronic Transmission. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission (including email), will be treated in all manner and respects as an original contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto will re-execute original forms thereof and deliver them to all other parties. No party hereto will raise the use of a facsimile machine or other electronic transmission (including email or “.pdf” format (or similar format)) to deliver a signature or the fact that this Agreement or any signature was transmitted or communicated through the use of facsimile machine or other electronic means (including email or “.pdf” format (or similar format)) as a defense to the formation of a contract and each such party forever waives any such defense.

(j) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(k) Third Party Beneficiaries. Except as set forth herein, nothing herein expressed or implied is intended or will be construed to confer upon or to give any Person other than the Escrow Agent, the Company and Seller any rights or remedies under or by reason of this Agreement.

[Remainder of Page Intentionally Left Blank]

6

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

CAESARS INTERACTIVE ENTERTAINMENT, INC.

By:	/s/ Craig J. Abrahams

Name:	Craig J. Abrahams
Title:	President

CAESARS ENTERTAINMENT OPERATING COMPANY, INC., on behalf of itself and each of the debtors in the Chapter 11 Cases

By:	/s/ Mary E. Higgins

Name:	Mary E. Higgins
Title:	CFO

CAESARS ENTERTAINMENT CORPORATION, on behalf of itself and each of its direct and indirect subsidiaries (other than the Company)

By:	/s/ Eric Hession

Name:	Eric Hession
Title:	CFO

CAESARS ACQUISITION COMPANY, on behalf of itself and each of its direct and indirect subsidiaries

By:	/s/ Craig J. Abrahams

Name:	Craig J. Abrahams
Title:	CFO

[Signature page to CIE Proceeds and Reservation of Rights Agreement]

Annex A

CIE Escrow Term Sheet

See attached.

Execution Copy

Caesars Entertainment Operating Company, Inc.

Caesars Interactive Entertainment, Inc. CIE Proceeds Escrow Term Sheet

Parties

Debtors	Caesars Entertainment Operating Company, Inc. (“CEOC”) and its direct and indirect debtor Subsidiaries

CEC	Caesars Entertainment Corporation

CAC	Caesars Acquisition Company

The CIE Transaction

CIE Transaction

The transactions contemplated by that certain stock purchase agreement, dated as of July 30, 2016 (the “Purchase Agreement”), by and between: (i) Caesars Interactive Entertainment, Inc. (“CIE”), an indirect Subsidiary of CAC; (ii) Alpha Frontier Limited (“Purchaser”), backed by a consortium that includes Giant Investment (HK) Limited, an affiliate of Shanghai Giant Network Technology Co., Ltd.; Yunfeng Capital; China Oceanwide Holdings Group Co., Ltd.; China Minsheng Trust Co., Ltd.; CDH China HF Holdings Company Limited and Hony Capital Fund; and (iii) solely for certain limited purposes described therein, Caesars Growth Partners, LLC (“CGP”), and CIE Growth, LLC. The CIE Transaction includes, among other things, CIE selling its social and mobile games business to Purchaser. See Caesars Acquisition Company, Report on Form 8-K, Ex. 99.1 (Aug. 1, 2016).

Capitalized terms not defined herein have the meaning set forth in the Purchase Agreement. CIE will convert to a Delaware limited liability company (by conversion or merger) prior to the completion of the CIE Transaction, so references to “CIE” include post-conversion Caesars Interactive Entertainment, LLC.

CIE Proceeds

All proceeds from the Purchase Price (as defined in and as may be adjusted pursuant to the Purchase Agreement) that are payable to, on behalf of, or otherwise at the direction of CIE pursuant to the Purchase Agreement, from, or on behalf of, the Purchaser whether at or after the Closing, including the Deposit (but only if, when and to the extent the Deposit is paid to Seller under the terms of the Purchase Agreement and the Deposit Escrow Agreement), all amounts payable pursuant to Sections 2.05, 2.06, and 2.07 of the Purchase Agreement and any releases payable to or at the direction of CIE from the Escrow Account (as defined in the Purchase Agreement) (“CIE Proceeds”).

Prior to the Closing, but subject to the terms of the Purchase Agreement, the Deposit will remain in the account under the Deposit Escrow Agreement subject to the terms of the Deposit Escrow Agreement and the Purchase Agreement.

Use of CIE Proceeds
CIE Transaction Expenses	Set forth on the “Sources and Uses” Exhibit attached hereto, and in any event capped at $65,000,000. “CIE Transaction Expenses” means documented third party transaction costs incurred by CIE in connection with the CIE Transaction, including, for the avoidance of doubt, Company Transaction Expenses paid pursuant to Section 2.05 of the Purchase Agreement. The CIE Transaction Expenses may be paid directly from the CIE Proceeds to the applicable payee at the time of Closing (or as soon as practicable thereafter), in either case, pursuant to invoices from such payees, and with periodic reporting to the Debtors. Any portion of the CIE Transaction Expenses amounts not paid within three business days following the Closing shall be deposited into the CIE Escrow Account.

Management Repurchases

Capped at $640,000,000 plus any applicable employment-related taxes (including any employer-side employment taxes), representing the portion of amounts payable by CIE or its affiliates from the CIE Proceeds towards the Management Repurchases (the “Management Repurchase Amounts”) with respect to the Purchase Agreement (and not the remaining businesses of CIE), it being understood that the aggregate amount necessary for the Management Repurchases will exceed such cap but that any such excess will be paid by CIE and not from the CIE Proceeds.

“Management Repurchases” means the repurchase or cancellation of all CIE equity interests or equity awards held by individuals who are or were employees or consultants of CIE (other than any employees or consultants who are also employees or consultants of the Plan Sponsors or any of their affiliates (other than CEC, CAC, Caesars Enterprise Services, LLC or any of their respective Subsidiaries)) (“CIE Employee Equity”), but not from any other holders of CIE equity interests. The Management Repurchase Amounts will be paid directly from the CIE Proceeds to the holders of CIE Employee Equity (or the applicable taxing authority) following CIE’s receipt of the CIE Proceeds under the Purchase Agreement (which payments, for the avoidance of doubt, shall be made as, if and when the CIE Proceeds are paid under the Purchase Agreement and shall include payments (i) as soon as practicable following the Closing from the Closing proceeds, (ii) following CIE’s receipt of any purchase price adjustment under the Purchase Agreement, and (iii) following the release of funds held in the Escrow Account (as defined in the Purchase Agreement) to CIE).

“Plan Sponsors” means: (a) Apollo Global Management, LLC, Apollo Management VI, L.P., Apollo Alternative Assets, L.P., Apollo Hamlet Holdings, LLC, Apollo Hamlet Holdings B, LLC; and Apollo Investment Fund VI, L.P.; (b) TPG Capital, L.P., TPG Global, LLC, TPG Capital Management, L.P., TPG Hamlet Holdings, LLC, TPG Hamlet Holdings B, LLC; and (c) Hamlet Holdings LLC, Con-Invest Hamlet Holdings, Series LLC, Co-Invest Hamlet Holdings B, LLC.

Rock Repurchases	Capped at $435,000,000, representing the portion of amounts payable by CIE or its affiliates from the CIE Proceeds towards the Rock Repurchases (the “Rock Repurchase Amount”) with respect to the Purchase Agreement (and not the remaining businesses of CIE), it being understood that the aggregate amount necessary for the Rock Repurchases will exceed such cap but that any such excess will be paid by CIE and not from the CIE Proceeds. “Rock Repurchases” means the repurchase of all CIE equity interests held by Rock Gaming Interactive LLC (“Rock Gaming”) (which payments shall be conditioned upon Rock Gaming and its affiliates not raising any objection to the CIE Transaction and the transactions in connection therewith and contemplated hereunder). The Rock Repurchase Amounts will be paid directly from the CIE Proceeds to Rock Gaming on account of its CIE equity following CIE’s receipt of the CIE Proceeds under the Purchase Agreement (which payments, for the avoidance of doubt, shall be made as, if and when the CIE Proceeds are paid under the Purchase Agreement and shall include payments (i) as soon as practicable following the Closing from the Closing proceeds, (ii) following CIE’s receipt of any purchase price adjustment under the Purchase Agreement, and (iii) following the release of funds held in the Escrow Account (as defined in the Purchase Agreement) to CIE).

Tax Amounts

Set forth on the “Sources and Uses” Exhibit attached hereto, and in any event, with respect to clauses (i) and (iii) capped at $300,000,000. “Tax Amounts” means:

(i) the net income tax liability of CAC with respect to the CIE Transaction (including the pre-closing Restructuring), after taking into account any available tax attributes of CAC;

(ii) with respect to each equityholder of CIE that continues to be an equityholder of CIE following the Closing (other than CIE Growth, LLC) and does not otherwise receive cash proceeds in an amount sufficient to cover its tax liability in connection with the CIE Transaction (including the pre-closing Restructuring), the net income tax liability of such person with respect to the CIE Transaction (including the pre-closing Restructuring), calculated as the net taxable income allocable to such person with respect to the CIE Transaction (including the pre-closing Restructuring), multiplied by an assumed tax rate of 40%; provided that amounts payable pursuant to this clause (ii), if any, (A) to equityholders of CIE (other than Rock), together with the amounts payable pursuant to the Management Repurchases, will not exceed in the aggregate the Management Repurchase Amount and (B) to Rock, together with the amounts payable pursuant to the Rock Repurchases, will not exceed the Rock Repurchase Amount; and

(iii) the corporate income tax liability of CIE with respect to the CIE Transaction (including the pre-closing Restructuring).

Subject to CIE providing to CEOC prior to the Closing reasonable supporting calculations for the estimated Tax Amounts as of the Closing, at the Closing, $300,000,000 (the “Initial Tax Amount”) will be paid directly to CIE with respect to Tax Amounts, for further payment of Tax Amounts (Y) to CGP and on to CAC (in the case of (i)) and to the applicable equityholder (in the case of (ii)) or (Z) by CIE (in the case of (iii)), in each case, upon receipt by CIE of reasonable supporting documentation for payment of such Tax Amounts.

Upon filing and/or distribution of the tax returns (by the applicable corporation or partnership for the entities between and including CIE and CAC) for the taxable period in which the Closing occurs, (i) the actual Tax Amounts will be calculated based on the information set forth in such tax returns, (ii) CIE, CGP and CAC will provide CEOC with reasonable supporting documentation for such calculation of the applicable net income tax liabilities and such Tax Amounts and (iii) CIE and CAC shall deposit, or cause to be deposited, into the CIE Escrow Account the excess of the Initial Tax Amount less the aggregate of such calculated Tax Amounts.

For the avoidance of doubt, taxes that are required to be withheld and paid over to the applicable tax authorities with respect to the Management Repurchase Amounts and any corresponding employer-side employment taxes shall be included in the calculation of Management Repurchase Amounts and not in the calculation of Tax Amounts.

South Korea Amounts

Set forth on the “Sources and Uses” Exhibit attached hereto, and in any event capped at $50,000,000 (the “South Korea Amounts”). During the 60 day period following the Closing, CEOC and CEC will negotiate in good faith on the amounts, timing, conditions and other terms associated with the disbursement and use of the South Korea Amounts in connection with the proposed casino project in South Korea.

No South Korea amounts will be disbursed prior to the end of such 60 day period (and then only to the extent and on such terms as are agreed between CEOC and CEC).

CEC Expense Amounts

Set forth on the “Sources and Uses” Exhibit attached hereto, and in any event capped at $200,000,000. “CEC Expense Amounts” means amounts to be paid to CEC with certification from CEC within 5 business days after payment to CEC that all such amounts have been paid to payees permitted by this paragraph, pursuant to invoices from such payees (which may be summary invoices or “cover page” invoices, indicating only the service provider, the period covered thereby, the amount invoiced, the date payable and the wire instructions for payment), for the payment of (i) reasonable and documented third party professional fees (actually incurred or required to be paid in advance pursuant to existing contractual relationships) of advisors to CEC or special committee(s) of the board of directors of CEC for services rendered to CEC or such special committee(s) and (ii) such other reasonable fees and expenses as may be consented to from time to time by CEOC in its sole discretion.

For the avoidance of doubt, CEC Expense Amounts shall in no event include any professional fees of advisors of any Plan Sponsor or any of its affiliates (other than CEC or its Subsidiaries) or any other advisor in respect of services rendered to any Plan Sponsor or any of its affiliates (other than CEC or its Subsidiaries) or relating to any lobbying efforts with respect to the Trust Indenture Act.

No CEC Expense Amounts shall be paid (i) until at least 60 days after the Closing, (ii) in excess of $15,000,000 during any thirty day period or (iii) following the commencement of a chapter 11 case with respect to CEC and/or its Subsidiaries (other than CEOC and its Subsidiaries) unless CEOC otherwise agrees in its sole discretion or there has occurred a CEC Bankruptcy Release Event; provided that the first payment of CEC Expense Amounts, which shall include CEC Expense Amounts that are due and payable as of the Closing, subject to the other terms and conditions herein, may be increased by an amount up to $20,000,000 to account for such outstanding accrued and unpaid expenses (the “Accrued and Unpaid Amount”).

In the event that the Debtors confirm a standalone plan of reorganization, then CEC shall promptly repay all previously paid CEC Expense Amounts to the CIE Escrow (and no further CEC Expense Amounts will be paid). Further, no CEC Expense Amounts shall be paid unless and until CEOC and CEC have entered into mutually agreeable arrangements pursuant to which CEC provides satisfactory security for (i) the foregoing repayment obligation and (ii) CEC’s obligation to pay CEOC for Tax Attributes (as defined in, and pursuant to, the CIE Proceeds Agreement).

Recoverable Amount	On the date that is 60 days after the Closing (or as soon as practicable, and in any event within three business days, thereafter), but only provided that (i) CEC has received at least $37,000,000 of South Korea Amounts and (ii) CEC has received the first monthly payment of CEC Expense Amounts, which shall be an amount up to $15,000,000, plus the Accrued and Unpaid Amount, an amount equal to $35,000,000 will be paid to the Debtors from the CIE Proceeds, on behalf of CEC, in satisfaction of the Recoverable Amount (as defined in the Debtors’ Second Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 4218], as may be amended, modified, or supplemented from time to time (the “Plan”)).

CIE Escrow Account

All CIE Proceeds in excess of the sum of (i) the CIE Transaction Expenses that are paid at or within three business days following the Closing, (ii) Management Repurchase Amounts and Rock Repurchase Amounts that are then payable and (iii) the Initial Tax Amount will be deposited directly into and held in a third party escrow account (the “CIE Escrow Account”).

Amounts may be distributed from the CIE Escrow Account only: (i) pursuant to the terms of this Term Sheet and the Escrow Agreement (including, without limitation, for Permitted CIE Escrow Uses (as defined below)), (ii) with the joint written consent of CIE and CEOC, or (iii) pursuant to an order of a court of competent jurisdiction.

The Debtors, CEC, CGP and CAC will reserve all rights with respect to the CIE Proceeds held in the CIE Escrow Account in relation to the transactions identified in the Final Report of Examiner, Richard J. Davis (Substantially Unredacted), dated May 16, 2016 [Docket No. 3720].

Caesars Claims	“Caesars Claims” means all of the claims in, and causes of action relating to, and all claims against, as applicable, CEC, CAC, CIE and/or their affiliates and Subsidiaries pursuant to, the cases captioned Caesars Entertainment Operating Company, Inc., et al. v. Caesars Entertainment Corporation, et al., Adv. Pro. No. 16-00522 (ABG) (Bankr. N.D. Ill.).

CAC/CIE Bankruptcy Release Event	“CAC/CIE Bankruptcy Release Event” means (a) any (i) Final Order or other final action issued or taken by an appropriate Governmental Authority or (ii) settlement, release or other agreement, in each case that results in CAC, CIE, Purchaser, the Acquired Companies and their Subsidiaries being fully and finally released from any and all Liability arising out of or relating to the Caesars Claims; (b) a Final Order is entered in any Action with respect to the Caesars Claims to which CAC, CIE or any of their respective Subsidiaries is a party and such Final Order dismisses the Caesars Claims in full with prejudice in such a manner as to have a preclusive effect on any other Caesars Claims being pursued or continued against CAC, CIE or any of their respective Subsidiaries; (c) a judgment is entered in any action with respect to the Caesars Claims to which CAC, CIE or any of their respective Subsidiaries is a party and the judgment becomes a Final Order, and CAC, CIE or any of their respective Subsidiaries satisfies such judgment in full, so that satisfaction of such judgment by CAC, CIE or any of their respective Subsidiaries will have a preclusive effect on any other Caesars Claims being pursued or continued against CAC, CIE or any of their Subsidiaries; or (d) the substantial consummation (as defined in section 1101 of the Bankruptcy Code) of a plan of reorganization for the CEOC Debtors which provides that CAC, CIE, the Purchaser, the Acquired Companies and their respective Subsidiaries are fully and finally released from any Liability arising out of or relating to the Caesars Claims; provided that either (i) the time to file a notice of appeal from the order confirming such plan of reorganization has elapsed without any notice of appeal being filed or (ii) any appeal from the order confirming such plan of reorganization could not have the effect of reversing or rendering unenforceable either the plan confirmation order in its entirety or the release of any of CAC, CIE, the Purchaser, the Acquired Companies or any of their respective Subsidiaries thereunder from the Caesars Claims.

CEC Bankruptcy Release Event	“CEC Bankruptcy Release Event” means (a) any (i) Final Order or other final action issued or taken by an appropriate Governmental Authority or (ii) settlement, release or other agreement, in each case that results in CAC, CIE, CEC, Purchaser, the Acquired Companies and their affiliates and Subsidiaries being fully and finally released from any and all Liability arising out of or relating to the Caesars Claims; (b) a Final Order is entered in any Action with respect to the Caesars Claims to which CAC, CIE, CEC or any of their respective affiliates and Subsidiaries is a party and such Final Order dismisses the Caesars Claims in full with prejudice in such a manner as to have a preclusive effect on any other Caesars Claims being pursued or continued against CAC, CIE, CEC or any of their respective affiliates or Subsidiaries; (c) a judgment is entered in any action with respect to the Caesars Claims to which CAC, CIE, CEC or any of their respective affiliates and Subsidiaries is a party and the judgment becomes a Final Order, and CAC, CIE, CEC or any of their respective affiliates and Subsidiaries satisfies such judgment in full, so that satisfaction of such judgment by CAC, CIE, CEC or any of their respective affiliates and Subsidiaries will have a preclusive effect on any other Caesars Claims being pursued or continued against CAC, CEC or any of their respective affiliates and Subsidiaries; or (d) the substantial consummation (as defined in section 1101 of the Bankruptcy Code) of a plan of reorganization for the CEOC Debtors which provides that CAC, CIE, CEC, the Purchaser, the Acquired Companies and their respective affiliates and Subsidiaries are fully and finally released from any Liability arising out of or relating to the Caesars Claims; provided that either (i) the time to file a notice of appeal from the order confirming such plan of reorganization has elapsed without any notice of appeal being filed or (ii) any appeal from the order confirming such plan of reorganization could not have the effect of reversing or rendering unenforceable either the plan confirmation order in its entirety or the release of any of CAC, CIE, CEC, the Purchaser, the Acquired Companies or any of their respective affiliates or Subsidiaries thereunder from the Caesars Claims.

CIE Escrow Disbursements	Funds may be disbursed from the CIE Escrow Account for the Permitted CIE Escrow Uses in accordance with this Term Sheet and solely on (x) in the case of CEC Expense Amounts, the fifth (5th) day (or the first business day thereafter if such fifth (5th) day is not a business day on which the Escrow Agent is able to disburse cash), and (y) in the case of any other disbursement, the twentieth (20th) day (or the first business day thereafter if such twentieth (20th) day is not a business day on which the Escrow Agent is able to disburse cash), following receipt from CIE or CEOC, as applicable (the “Requesting Party”) by the Escrow Agent and the other party (the “Receiving Party”) of a certified statement (a “Disbursement Notice”), that (a) all terms and conditions set forth in this Term Sheet that are applicable to the payment of such Permitted CIE Escrow Use have been satisfied and (b) that CEOC, if the Requesting Party is CIE, or CIE, if the Requesting Party is CEOC, has been provided the documentation reflecting the satisfaction of such conditions precedent, and only if prior to such fifth (5th) or twentieth (20th) day (as the case may be), no Receiving Party has provided notice of objection (each, an “Objection Notice”) to the Escrow Agent, such Requesting Party and the other parties that such conditions have not been satisfied and/or the amount of the proposed disbursement from the CIE Escrow Account together with a certified statement of such objecting party setting forth with reasonable specificity the conditions that such objecting party asserts have not been satisfied and/or the calculation of such disputed amount.

Permitted CIE Escrow Uses

“Permitted CIE Escrow Uses” means, with respect to the corresponding Requesting Party as set forth below:

(i) CIE Transaction Expenses, directly to the payees thereof as requested by CIE;

(ii) Tax Amounts as requested by CIE (solely from funds deposited into the CIE Escrow Account from the Initial Tax Amount in accordance with the terms set forth above), directly to CIE, CAC or the applicable CIE equityholder; provided that such Tax Amounts will be paid by the Escrow Agent promptly upon receipt from CIE of the applicable Disbursement Notice (without the expiration of the twenty (20) day period described above) regardless of whether CEOC provides an Objection Notice with respect thereto; provided further that in the event that CEOC provides an Objection Notice and such Tax Amount is determined to be less than the amount set forth in the respective Disbursement Notice, then CIE will promptly deposit into the CIE Escrow Account, cash in an amount of equal to such deficit;

(iii) as requested by CIE, upon receipt of reasonable supporting documentation and with periodic reporting to the Debtors, any amounts that CIE is required to pay to Purchaser or any Purchaser Indemnified Party pursuant to terms of the Purchase Agreement to the extent such amounts are not satisfied from the Escrow Account, directly to such payees; provided that such amounts will be paid by the Escrow Agent promptly upon receipt from CIE of the applicable Disbursement Notice (without the expiration of the twenty (20) day period described above) regardless of whether CEOC provides an Objection Notice with respect thereto; provided further that in the event that CEOC provides an Objection Notice and it is determined the CIE was not required to pay such amounts pursuant to the Purchase Agreement, then CIE will promptly deposit into the CIE Escrow Account, cash in an amount equal to the amounts so determined not to have been payable;

(iv) as requested by CIE, to the extent, and on the terms, so agreed between CEOC and CEC pursuant to this Term Sheet, South Korea Amounts;

(v) as requested by CIE, solely from income generated from the CIE Proceeds while held in the CIE Escrow Account, amounts necessary to pay any income tax liability relating thereto;

(vi) as requested by CIE, from time to time on or after the 60th day after the Closing (subject to satisfaction of the conditions set forth in this Term Sheet), CEC Expense Amounts;

(vii) as requested by CEOC, on the 60th day after the Closing (subject to satisfaction of the conditions set forth in this Term Sheet), the Recoverable Amount;

(viii) as requested by CIE, on or after the CAC/CIE Bankruptcy Release Event, all of the then remaining CIE Proceeds that are allocable to CAC or to CGP in order to pay liabilities of CGP or its subsidiaries (other than distributions to CEC (or any entities between CEC and CGP)) in accordance with the organizational documents of CGP, to the extent not already paid to or on behalf of pursuant to this Term Sheet, as determined by CIE; and

(ix) as requested by CIE, on or after the CEC Bankruptcy Release Event, all of the then remaining CIE Proceeds, as determined by CIE.

For the avoidance of doubt, Permitted CIE Escrow Uses does not include, and no amounts disbursed from the CIE Escrow (including amounts distributed to CIE and/or onto CGP that are otherwise in accordance herewith) shall be distributed or otherwise used to make, payments to CEC (or any entity between CEC and CGP) until a CEC Bankruptcy Event, other than South Korea Amounts and CEC Expense Amounts, in each case, in accordance with this Term Sheet.

Documentation

(i) the CIE Proceeds and Reservation of Rights Agreement, dated as of September 9, 2016 (the “CIE Proceeds Agreement”), between CEC, CAC, CIE and CEOC, to which this Term Sheet is attached as an Annex; and

(ii) an “Escrow Agreement” among Wilmington Trust, National Association (the “Escrow Agent”), CIE and CEOC, governing the CIE Escrow Account.

Caesars Interactive Entertainment, Inc.

Transaction Summary

SMG Sale - Sources and Uses

Sources:

- Playtika Sale Proceeds	$4,400

Total	$4,400

Uses:

- CIE Cash	$2,710
- Management Shareholder Proceeds	$640
- Rock Proceeds	$435
- Taxes	$300
- CEC Payments	$250
- Transaction Expenses	$65

Total	$4,400